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



                                                                    EXHIBIT 11B
                        GATX CORPORATION AND SUBSIDIARIES

         COMPUTATION OF NET INCOME (LOSS) PER SHARE OF COMMON STOCK AND
                 COMMON STOCK EQUIVALENTS ASSUMING FULL DILUTION
           (PRINCIPALLY CONVERSION OF ALL OUTSTANDING PREFERRED STOCK)
                     (In Millions, Except Per Share Amounts)

                                                         Year Ended December 31
                                               -----------------------------------------
                                                1996     1995     1994     1993     1992
                                               ------   ------   ------   ------   -----


Average number of shares used to
     compute primary earnings per share        20.5      20.4     20.2     19.9     19.4
Common Stock issuable upon assumed
     conversion of Preferred Stock              4.0       4.0      4.0        *        *
                                             -------   -------   ------   ------   ------

Total                                          24.5      24.4     24.2     19.9     19.4
                                             =======   =======   ======   ======   ======

Net income (loss) as adjusted
     per primary computation              $    89.5 $    87.6 $   78.2 $   59.4 $  (29.8)
Add - Dividends paid and
     accrued on Preferred Stock                13.2      13.2     13.3        *        *
                                             -------   -------   ------   ------   ------

Net income (loss), as adjusted            $   102.7 $   100.8 $   91.5 $   59.4 $  (29.8)
                                             =======   =======   ======   ======   ======

Net income (loss) per share,
     assuming full dilution               $     4.19$     4.13$    3.78$    2.99$   (1.53)
                                             =======   =======   ======   ======   ======

* Conversion of Preferred Stock is excluded from computation of fully diluted earnings because of antidilutive effects.

Additional fully diluted computation (1)
     Average number of shares used to
         compute primary earnings per share                                19.6     19.4
     Common stock issuable upon assumed
         conversion of Preferred Stock, and
         stock option exercises                                             4.4      4.3
                                                                         ------- --------

                                                                           24.0     23.7
                                                                         =======  =======
     Net income (loss) as adjusted
         per primary computation                                        $  59.4   $(29.8)
     Add - Dividends paid and accrued
         on Preferred Stock                                                13.3     13.3
                                                                         -------   ------

                                                                        $  72.7   $(16.5)
                                                                         =======   ======
     Net income (loss) per share,
         assuming full dilution.........................                $  3.03   $  (.70)

(1) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an antidilutive result.

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